EXHIBIT 99.1

News Release

Contact:
Investors	Media
Greg Ketron	Hugh Suhr
(404) 827-6714	(404) 827-6813
For Immediate Release
July 25, 2006
SunTrust Bond Trustee Unit Sale Reflects Focus on Core Businesses
Atlanta — SunTrust Banks, Inc. (NYSE: STI) said its definitive agreement to sell its bond trustee business unit to U.S. Bank, N.A., the lead bank of U.S. Bancorp (NYSE: USB), which was announced today, reflects SunTrust’s ongoing strategic emphasis on fine-tuning its business mix to ensure resources remain focused on high-growth core business lines and market segments.
“The decision to sell our Corporate and Municipal Bond Trustee business is the latest example of SunTrust’s focus on adjusting our business mix to capitalize on changing business trends so our management, financial and technology resources are efficiently directed to areas where we see the greatest growth opportunities,” said William H. Rogers, Jr., Corporate Executive Vice President, Wealth & Investment Management. “A key consideration is U.S. Bank’s commitment that former SunTrust clients will continue to receive a high-level of service in this specialized area.” The sale includes both Trustee and Paying Agency services on debt securities.
Mr. Rogers said that within the Corporate Trust area, SunTrust will continue to operate and grow its Corporate Agency services, including Corporate and Municipal custody, Escrow services, and cash management/short term investment services. SunTrust remains committed to its Institutional Trust and Agency customers, and will retain a dedicated unit to provide these services. SunTrust’s Public Finance group, which provides underwriting, financial advisory and remarketing services, is not part of the transaction.
SunTrust said the bond trustee transaction, which is expected to close in the third quarter of 2006, will be essentially neutral to 2006 earnings. The transaction is expected to generate a third quarter 2006 pre-tax gain of approximately $111 million, or approximately $70 million after-tax, which SunTrust said it anticipates using for balance sheet management and other corporate purposes. SunTrust also said it may realize an additional gain of up to $16 million pre-tax, or $10 million after-tax, as a result of post-closing payments from U.S. Bank linked to business retention levels in the year following the completion of the transaction.
SunTrust Robinson Humphrey served as SunTrust’s exclusive financial advisor in connection with this transaction.
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News Release
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2006, SunTrust had total assets of $181.1 billion and total deposits of $124.9 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com
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